                                                                      Exhibit 12

PP&L RESOURCES, INC. AND SUBSIDIARIES
-------------------------------------
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

                                                               12 Months
                                                                 Ended                           12 Months Ended
                                                             September 30,                         December 31,
                                                           ---------------  -------------------------------------------------------
                                                                1999(a)         1998(a)        1997      1996       1995      1994
                                                           ---------------  --------------  ---------  -------  -----------  ------
Fixed charges, as defined:
  Interest on long-term debt.............................          $ 220           $ 203       $ 196    $ 207        $ 213    $ 214
  Interest on short-term debt
     and other interest..................................             51              33          26       17           18       18
  Amortization of debt discount, expense
    and premium - net....................................              3               2           2        2            2        2
  Interest on capital lease obligations
      Charged to expense.................................              8               8           9       13           15       12
      Capitalized........................................              1               2           2        2            2        1
  Estimated interest component of
    operating rentals....................................             20              18          15        8            8        6
  Proportionate share of fixed charges
    of 50-percent-or-less-owned persons..................              1               1           1        1            1        1
                                                           ---------------  --------------  ---------  -------  -----------  ------
          Total fixed charges............................          $ 304           $ 267       $ 251    $ 250        $ 259    $ 254
                                                           ===============  ==============  =========  =======  ===========  ======

Earnings, as defined:
  Net income.............................................          $ 433           $ 379       $ 296    $ 329        $ 323    $ 216
  Preferred and Preference Stock
    Dividend Requirements (b)............................             25              25          24       28           28       28
  Less undistributed income of less
    than 50-percent-owned persons........................              -               -           -        -            -        -
                                                           ---------------  --------------  ---------  -------  -----------  ------
                                                                     458             404         320      357          351      244

Add (Deduct):
  Income taxes...........................................            150             259         238      253          286      180
 Amortization of capitalized interest
  on capital leases......................................              2               2           2        4            5        9
  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations)........................            303             265         248      248          257      253
                                                           ---------------  --------------  ---------  -------  -----------  ------
          Total earnings.................................          $ 913           $ 930       $ 808    $ 862        $ 899    $ 686
                                                           ===============  ==============  =========  =======  ===========  ======
Ratio of earnings to fixed
  charges................................................           3.00            3.48        3.22     3.45         3.47     2.70
                                                           ===============  ==============  =========  =======  ===========  ======

(a) Excluding extraordinary items and deferred tax adjustments related to securitization.

(b) Includes distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures.

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